Exhibit 5.1

[Goodwin Procter LLP Letterhead]

April 25, 2005

Mercury Computer Systems, Inc.

199 Riverneck Road

Chelmsford, Massachusetts 01824-2820

Re:    Registration Statement on Form S-8 for Additional Shares

Ladies and Gentlemen:

We are furnishing this opinion to you in our capacity as counsel to Mercury Computer Systems, Inc., a Massachusetts corporation (the “Company”), in connection with the preparation and filing of the Registration Statement on Form S-8 to which a copy of this opinion will be attached as an exhibit (the “Registration Statement”), relating to an additional 1,000,000 shares of the Company’s common stock, par value $.01 per share (the “Shares”), that the Company may issue pursuant to its 1997 Stock Option Plan, as amended (the “Plan”).

As such counsel, we have examined the corporate records of the Company, including its Restated Articles of Organization, as amended, Bylaws, as amended, minutes of meetings of its Board of Directors and shareholders, and such other documents as we have deemed necessary as a basis for the opinions herein expressed.

We are attorneys admitted to practice in The Commonwealth of Massachusetts. We express no opinion as to the laws of any jurisdiction other than the laws of the United States of America and The Commonwealth of Massachusetts, and also express no opinion with respect to the blue sky or securities laws of any state, including Massachusetts.

Based upon the foregoing, and having regard for such legal considerations as we deemed relevant, we are of the opinion that, upon issuance and delivery of the Shares against payment therefor in accordance with the terms of the Plan and any agreement thereunder, the Shares will be validly issued, fully paid and nonassessable.

The foregoing assumes all requisite steps will be taken to comply with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), and applicable requirements of state laws regulating the offer and sale of securities.

We hereby consent to the reference to our firm in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP